                                                   Exhibit Number (10)(xvi)(2)
                                                   to 1995 Form 10-K

C:ACK:6710N:0021
11/6/87-1


                    SECOND AMENDMENT TO AGREEMENT OF LEASE
                    --------------------------------------


     THIS AMENDMENT, made and entered into as of August 6, 1987 by and between American National Bank and Trust Company of Chicago, as Trustee under Trust Agreement dated August 21, 1986 and known as Trust 65287 ("Landlord") and The Northern Trust Company, an Illinois banking corporation ("Tenant").

                              WITNESSETH: THAT

     WHEREAS, Landlord and Tenant are parties to a certain Agreement of Lease dated as of August 27, 1985; and

     WHEREAS, the Agreement of Lease was amended by that certain First Amendment to Agreement of Lease dated as of August 15, 1986 (as so amended, the "Lease"); and

     WHEREAS, Landlord and Tenant desire to further amend the Lease as hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Paragraph 1A of the Lease is hereby deleted, and the following inserted in lieu thereof:

     "A. The Premises shall be ten (10) contiguous floors in the Building located in the Low-rise Section of the Building (as defined in Paragraph 1F hereof) and shall in the aggregate contain approximately 200,000 RSF (as defined in Paragraph 1D hereof). The lower five (5) floors of the Premises (floors 3 through 7 of the Building), containing in the aggregate approximately 100,000 RSF, are sometimes referred to herein as the "Original Premises". The upper five (5) floors of the Premises (floors 8 through 12 of the Building), containing in the aggregate approximately 100,000 RSF, are sometimes referred to herein as the "Additional Premises". The "Original Premises" and the "Additional Premises" shall, in the aggregate, comprise the Premises."

     2. Paragraph 1F of the Lease is hereby deleted, and the following inserted in lieu thereof:

     "F. "Low-Rise Section" shall mean the floors of the Building beginning with the second floor through and including the fourteenth floor, all of which shall be accessible by the same bank of elevators."


     3.  The following is hereby inserted into the Lease as Paragraph 1G:

     "G. "Lower Mid-Rise Section" shall mean the floors of the Building beginning with the fifteenth floor through and including the twenty-fifth floor, all of which shall be accessible by the same bank of elevators."


     4. Paragraph 2B of the Lease is hereby deleted, and the following inserted in lieu thereof:

     "B. Additional Work. Landlord will perform, at Tenant's request, and upon submission by Tenant of the necessary plans and specifications in accordance with Paragraph 2C hereof, any additional work in the Premises over and above that specified in Paragraph 2A above, subject to the terms and conditions of this Paragraph 2B. If included in Tenant's plans and specifications, Landlord will supply and install the items described on Exhibit C attached hereto and made a part hereof (the "Building Standard Work") in the Premises in Landlord's standard manner. Landlord shall deliver to Tenant on or before the earlier of (i) October 1, 1988, and (ii) three (3) months before the anticipated Building Construction Commencement Date a list of final unit prices, for all items of Building Standard Work showing the cost per unit for such items. Landlord agrees that the unit prices for the standard quantities of Building Standard Work shall not exceed, in the aggregate, Fifteen ($15.00) Dollars per RSF. All work done pursuant to Paragraph 2B shall be at Landlord's cost to the extent of the sum of (i) $581,700 plus (ii) Twenty-five ($25.00) Dollars per RSF for the Premises (the sum of (i) and (ii) is hereinafter referred to as "Allowance"), and at Tenant's sole cost and expense to the extent of the cost of such work exceeds the Allowance; the aggregate investment tax credit, if any, attributable to all such work shall be divided between Landlord and Tenant in the proportion in which each bears the cost of all such work. All such cost calculations shall be based on the RSF actually included in the Premises on the Commencement Date (as hereinafter defined). Any portion of the Allowance not applied to defray the cost of such additional work shall, at Tenant's option, either (i) be applied in payment of the first Rent payable hereunder, or (ii) paid to Tenant in cash on the Possession Date (as defined in Paragraph 3A hereof.)


     5. Paragraph 4A of the Lease is hereby deleted, and the following inserted in lieu thereof:

     "A.  "Base Rent"

          (i) "Original Base Rent". For the Original Premises, the sum equal to the number of RSF within the Original Premises times $21.00 per RSF for each twelve month period during the Term of this Lease ("Original Annual Base Rent"). Such original Annual Base Rent shall be paid in monthly installments of one-twelfth (1/12) of the then-current original Annual Base Rent in advance on or before the first day of each and every month during the Term ("Original Monthly Base Rent"), as the Original Annual Base Rent or Original Monthly Base Rent may be adjusted pursuant to Paragraph 5 of this Lease.

          (ii) "Additional Base Rent". For the Additional Premises, the sum equal to the number of RSF within the Additional Premises times (A) $18.50 per RSF for the first (1st) through the fifth (5th) Lease Years (as defined in Section 5A) during the Term, (B) $22.50 per RSF for the sixth (6th) through tenth (10th) Lease Years during the Term, and (C) $25.50 per RSF for the eleventh (11th) through fifteenth (15th) Lease Years during the Term ("Additional Annual Base Rent"). Such additional Annual Base Rent shall be paid in monthly installments of one-twelfth (1/12) of the then current Additional Annual Base Rent in advance on or before the first day of each and every month during the Term ("Additional Monthly Base Rent"), as the Additional Annual Base Rent or Additional Monthly Base Rent or may be adjusted pursuant to Paragraph 5 of this Lease;

          (iii) Original Annual Base Rent and Additional Annual Base Rent are sometimes collectively referred to herein as "Annual Base Rent"; Original Monthly Base Rent and Additional Monthly Base Rent are sometimes collectively referred to herein as "Monthly Base Rent"."

     6. Paragraph 5B of the Lease is hereby deleted and the following inserted in lieu thereof:

     "B. Rent Adjustments. The Annual Base Rent for each and every Lease Year during the term of this Lease (the "Subject Lease Year") shall be adjusted (subject to the limitations hereinafter set forth) by an amount equal to the following (the "Rent Adjustment"):

          (i) For the Base Year (and first full Lease Year if the Base Year commences subsequent to July 1 of such year), an amount equal to the lesser of (a) the product of thirty percent (30%) of the Base Rent paid during the Base Year multiplied by the percentage change (positive or negative) of the CPI for the month in which the Term of this lease commences over the CPI for the month in which this Lease was executed, and
     (b) $1.00 per RSF; and

          (ii) For each Lease Year thereafter, an amount equal to the product of thirty percent (30%) of the Annual Base Rent plus the sum determined by subparagraph B(i) above multiplied by the percentage change (positive or negative) of the CPI for January of the Subject Lease Year over the CPI for the first full month of the Base Year; provided, however, that for any Lease Year the amount of the annual Rent Adjustment made by reason of changes in the CPI shall not exceed three percent (3%) of the adjusted Annual Base Rent for the immediately preceding Lease Year. The limitation set forth in the immediately preceding sentence shall not affect adjustments to Rent attributable to causes other than changes in the CPI."

     7. Paragraph 16 of the Lease is hereby deleted, and the following inserted in lieu thereof:

     "16. ASSIGNMENT AND SUBLETTING. Tenant may assign or transfer this Lease or any interest under it, and may sublet the Premises or any part thereof to
     (i) an entity controlling, controlled by or under common control with Tenant or to any successor to Tenant by merger or acquisition (any such entity or successor being sometimes hereafter referred to as an "affiliate" of Tenant); or (ii) any financially responsible party approved by Landlord, (which approval shall not be unreasonably withheld, denied or delayed) whose stated use of the Premises will not result in a breach of an exclusive use provision for space in the Building theretofore granted by Landlord (subject to Landlord's written right to recapture as hereafter set forth). Not less than thirty (30) days prior to the proposed commencement of such assignment or sublease to a party other than an affiliate of Tenant, Tenant shall give Landlord written notice of the proposed assignment or sublease which notice shall contain the name of the proposed assignee or sublessee and proposed principal terms thereof and shall be accompanied by the last available financial statement of such proposed assignee of sublessee. Within ten (10) days of Landlord's receipt of such written notice and financial statement Landlord shall approve or disapprove of the proposed assignee or sublessee, or if such proposed transfer is (i) a sublease to other than an affiliate (A) for more than three (3) floors of the Premises, and (B) for longer than either five (5) years or seventy-five (75%) percent of the remainder of the Term, whichever is less, or during the first three (3) years of the Term, or (ii) an assignment to other than an affiliate, Landlord may terminate this Lease as to such proposed subleased space in the case of a proposed sublease, or all of the Premises in the case of a proposed assignment. If Landlord does not terminate as aforesaid, Landlord may withhold its consent to such proposed assignee or sublessee only for reasonable reasons related to the financial responsibility of the proposed party but such disapproval may not be given because (a) vacant space exists in the Building, (b) such proposed assignee or sublessee is a tenant in the Building or has discussed tenancy in the Building or any other building with the Landlord, or (c) the price or rental rate of the proposed assignment or sublease. Failure of Landlord to respond within such ten (10) day period shall constitute Landlord's approval of such proposed assignee or sublessee. Upon the assignment of all of Tenant's interest in this Lease to an assignee wherein the Rent to be paid by the assignee equals, or exceeds the Rent payable under this Lease, which assignment is approved by Landlord as aforesaid (including an assignment to an affiliate, if such an affiliate is approved by Landlord, although Tenant is not required to obtain approval of an assignment to an affiliate [but if Tenant elects not to, it shall not be relieved of its obligations under this Lease]), and delivery of a written assumption of this Lease and the obligations hereunder by such assignee, Tenant shall be relieved of all further obligations under this Lease except the obligation to pay to the Landlord excess rent as provided in the next paragraph.

     If Tenant shall assign or transfer its interest in this Lease or sublet the Premises pursuant to this Section 16, then Tenant shall pay to Landlord as additional rent immediately upon receipt under any such assignment or in the case of a sublease on the first day of each month during the term of any such sublease, one-half (1/2) of the excess of all rent over the sum of
     (x) Base Rent plus Rent Adjustment then payable to Landlord under this Lease for said month (or if only a portion of the Premises is being sublet, the portion of the Base Rent plus Rent Adjustment then payable to Landlord under this Lease for said month which is allocable on a square foot basis to the space sublet) plus (y) an amount equal to the quotient of "Tenant's Costs" as hereinafter defined incurred by Tenant in connection with said sublease divided by the number of months in the term of such sublease. As used in the preceding sentence, Tenant's Costs for such assignment or sublease shall include the unamortized amount of improvements made at Tenant's expense, alterations to the Premises in connection with such assignment or sublease made at Tenant's expense, and leasing commissions, rent concessions, advertising cost, and legal expenses in connection with such assignment or sublease."

     8. Paragraph 27 is hereby deleted and the following inserted in lieu thereof:

     "27. PARKING. Landlord represents to Tenant that the Building will include approximately 56 parking spaces located in the Building's underground garage. Tenant shall have the right to lease for the full term Tenant's Proportionate Share of such parking spaces (which share shall be not less than 12 spaces), at regular annual Building rates therefor, and in locations designated by Landlord, such right to remain exercisable until the Commencement Date, and to include the right to sublease to any sublessee of space in the Premises or to employees or partners of such sublessees or of Tenant. In addition, Tenant shall be entitled, at regular annual Building rates therefor, to any parking spaces which were rented by the immediately preceding tenants in space added to the Premises after the Commencement Date. Tenant may give up such parking spaces, or any thereof, so leased at any time(s) on not less than sixty (60) days' notice and shall not have any rights for the number of spaces so given up at any time thereafter. Notwithstanding the immediately preceding sentence, Tenant shall have the right to sublease any parking spaces leased hereunder to parties (including, but not limited to, car rental entities) selected by Tenant, provided that (i) the rent charged for any parking spaces so subleased is less than or equal to the rent charged Tenant by Landlord therefor, and (ii) the use of the subleased parking spaces by the sublessees thereof does not interfere with Landlord's operation of the garage or use of the garage by other parking lessees."

     9. Paragraphs 30A and 30B of the Lease are hereby deleted and the following inserted in lieu thereof:

     "A. Landlord hereby grants to Tenant the option to lease three additional floors contiguous to the Premises designated by Landlord and located in the Low-rise Section or Lower Mid-rise Section of the Building (as defined in Sections 1F and 1G of this Lease) (the "6th Year Option Floors"). Tenant may lease any or all of the 6th Year Option Floors commencing at some point during the 6th Lease Year as determined by Landlord.

     B. Landlord hereby grants to Tenant the further option to lease an additional three floors contiguous to the Premises designated by Landlord and located in the Low-rise Section or Lower Mid-rise Section of the Building (as defined in Sections 1F and 1G of this Lease) ("11th Year Option Floors"), which Option may be exercised whether or not Tenant has taken any, all or none of the 6th Year Option Floors. Tenant may lease any or all of the 11th Year Option Floors commencing at some point during the 11th Lease Year as determined by Landlord."

     10. The first sentence of Paragraph 30F of the Lease is hereby deleted and the following inserted in lieu thereof:

     "F. The Annual Base Rent for any Option Floor shall be ninety-five (95%) of the "Market Rent" for such Option Floor as of the Option Commencement Date for such Option Floor, determined by Landlord in accordance with subparagraph G of this Paragraph 30."

     11. Paragraph 31A of the Lease is hereby deleted and the following inserted in lieu thereof:

     "A. Landlord hereby grants to Tenant the first right of refusal during the term of this Lease to lease any vacant or vacated rentable space in the low-rise Section of the Building (as defined in Section 1F hereof), or the Lower Mid-rise Section of the Building (as defined in Section 1G hereof). Landlord shall include in any Lease of space in the Low-rise Section of the Building or the Lower Mid-rise Section of the Building (other than a Lease to American International Group or any affiliate thereof or entity related thereto) a provision to the effect that in the event the tenant thereunder attempts to assign such Lease, or attempts to sublease substantially all of the space demised thereby for a term of either five (5) years or seventy-five (75%) percent of the remaining term of such lease, whichever is less, Landlord may terminate such lease and recapture the space demised thereby. Any space so recaptured by Landlord shall be subject to the provisions of this Paragraph 31, and prior to declining to recapture such space, Landlord will offer such space to Tenant in accordance with the provisions of this Paragraph 31."

     12. The first sentence of Paragraph 33C of the Lease is hereby deleted and the following inserted in lieu thereof:

     "C. The Annual Base Rent during each such extended term shall be 95% of the "Market Rent" for such Option Floor as of the commencement of such extended Term, determined by Landlord in accordance with subparagraph D of this Paragraph 33.

     13. Paragraph 38 of the Lease is hereby deleted and the following inserted in lieu thereof:

     "38. TENANT'S RIGHT TO CONSTRUCT BRIDGES. Landlord in constructing the Building and Premises pursuant to Paragraph 2A of this Lease shall insure that at least one floor of the Premises will be capable of being connected to roughly the equivalent floor of Tenant's own building commonly known at 50 South LaSalle Street ("50 S. LaSalle") by an enclosed pedestrian bridge whose slant and floor pitch will meet commonly accepted standards for pedestrian traffic. Provided that (i) Tenant complies with the provisions of Paragraph 8B of the Lease (except for Landlord's consent to construction of a bridge, which consent is hereby given provided Tenant complies with the provisions of this Paragraph 38, (ii) the design of each such bridge is formulated in consultation with the Building engineer and the Building architect, (iii) the structural integrity of each such bridge is approved by the Building engineer (which approval shall not be reasonably withheld), and (iv) the aesthetics of each such bridge are approved by the Building architect (which approval shall not be unreasonably withheld), who may not specify glass as being aesthetically required, Tenant shall have the right to construct at its cost one or more fully enclosed pedestrian bridges between a floor in the Premises and an equivalent floor at 50 S. LaSalle. Tenant shall be responsible for installing all necessary Building systems in the bridges and for heating, cooling, insuring and maintaining the bridges and providing all necessary security. Landlord shall cooperate with Tenant in obtaining the necessary municipal and governmental permits, licenses and consents that may be required in connection with construction of said bridges. The bridge space shall not be included in Rentable Area for any purpose under the Lease. At the end of the Lease term by lapse of time or otherwise, Tenant shall at its sole expense remove each bridge in its entirety and repair the floor in the Premises to which it was connected so that it is fully enclosed in like manner to the other floors. In addition to the construction allowance granted to Tenant pursuant to Paragraph 2C hereof, Landlord shall provide Tenant an additional construction allowance of $125,000 to be applied in reduction of the cost to Tenant of constructing one or more bridges pursuant to this Section 38."

     14. The following paragraph is hereby inserted in the Lease as Section 40:

     "40. ADDITIONAL WORK TO BE PERFORMED BY LANDLORD.

     A. Cafeteria. Landlord and Tenant acknowledge that Tenant may elect to construct a cafeteria in the Premises for use by Tenant's employees and invitees. Notwithstanding the provisions of Section 9M hereof, Landlord shall not grant to any other lessee of space in the Building, or enter into any other contract granting, an exclusive right to dispense food or provide food service to the Building which limits or impairs in any way the right of Tenant to operate a cafeteria or similar food service facilities for its employees and invitees. Not less than four (4) months prior to the Construction Commencement Date, Tenant shall designate one floor of the Premises which Tenant is considering using as a cafeteria by written notice to Landlord, and shall specify in such notice
     (i) the proposed size of the cafeteria, and (ii) the maximum number of persons who will be permitted to occupy the cafeteria at any time. Landlord and Tenant acknowledge that as a result of Tenant's election to construct a cafeteria, Landlord may have to make certain modifications to its Base Building plans and specifications to accommodate Tenant's cafeteria use of a portion of the Premises, including provision for such items as one or more additional exit stairways down from the floor on which the cafeteria is located. The area of any floor space (whether within or outside of the Premises) within the Building which is rendered unusable by reason of the use of a portion of the Premises as a cafeteria, including the floor area occupied by any additional exit stairways required to be constructed in connection with such cafeteria, shall be included in the RSF of the Premises. Landlord shall, at its expense, install a black iron duct with dimensions of not less than two (2) feet by four (4) feet serving the floor designated by Tenant, which Tenant shall be permitted to use in connection with the operation of a cafeteria in the Premises. Except as expressly provided in the immediately preceding sentence, any and all costs and expenses associated with the installation of a cafeteria in the Premises, including without limitation (i) changes or modifications to plans for the Building previously prepared for Landlord, or (ii) increases in the cost of constructing the Building occasioned by the use of a portion of the Premises as a cafeteria (whether or not included in the direct cost of the installation of the cafeteria), shall be deducted from the Allowance granted Tenant pursuant to Section 2B hereof or paid by Tenant as provided in Section 2E hereof."

     B. Humidification. Landlord shall install a humidification system in the Building serving the Premises (including, without limiting the generality of the foregoing, the 6th year option floors, the 11th year option floors and the right of first refusal floors described in Paragraph 31 hereof) capable of maintaining a relative humidity level in the Premises of thirty percent (30%). The cost of installing such a humidification system for the Premises (or, if Landlord elects to install such a system serving the entire Building, the pro rata share of the cost of such a system allocable to the Premises) shall be deducted from the Allowance granted Tenant pursuant to Section 2B hereof or paid by Tenant as provided in Section 2E hereof.

     C. Sprinkler Heads. Sprinkler heads, in the quantity provided for in the description of Building Standard Work attached hereto as Exhibit C, shall be positioned within the Premises as provided in the Plans as part of the Building Standard Work; provided, however, that the cost of any additional sprinkler heads required by the Plans or by applicable law in excess of the building standard quantity shall be deducted from the Allowance granted Tenant pursuant to Section 2B hereof or paid by Tenant as provided in Section 2E hereof.

     D. Underfloor Duct System. Landlord shall install an underfloor duct system (the "Duct System") throughout the Premises, including, without limiting the generality of the foregoing, the 6th year option floors, the 11th year option floors and the right of first refusal floors described in Paragraph 31 hereof. The design of the Duct System and the plans and specifications therefor shall be submitted to Tenant for its approval in accordance with the Schedule. Tenant shall have the right to approve the subcontractors for, and to require competitive bids for, the installation of the Duct System in accordance with the provisions of Section 2F hereof. The first Two Hundred Fifty Thousand Dollars ($250,000) of costs and expenses associated with the design and installation of the Duct System, including without limitation (i) the cost of preparing additional plans or making changes or modifications to plans for the Building previously prepared for Landlord required for the Duct System, or (ii) increases in the cost of constructing the Building occasioned by the installation of the Duct System but not included in the bids for the installation of the Duct System such as structural changes or additional fireproofing work, shall be borne and paid by Landlord; the balance of such costs and expenses associated with the design and installation of the Duct System shall be deducted from the Allowance granted Tenant pursuant to Section 2B hereof or paid by Tenant as provided in Section 2E hereof. In the event this Lease is terminated pursuant to Section 17 hereof, that portion of the cost of the Duct System so deducted from the Allowance or paid by Tenant shall be included in the Tenant Casualty Amount. Alterations to that portion of the interior electrical system for the Premises installed in the Duct System which do not affect the ceilings, the HVAC system, or any other system servicing the Premises or any other portion of the Building, shall not require the consent of Landlord hereunder. The wiring installed in the Duct System shall, for purposes of Section 15C of the Lease, be deemed to be equipment of Tenant that Landlord and Tenant have agreed may be removed from the Premises by Tenant upon the termination of this Lease.

     E. Secured Vertical Shaft. Landlord will install, for the exclusive use of Tenant, a secured vertical shaft with dimensions of not less than eighteen (18) inches by twenty-four (24) inches accessible from each floor in the Low-Rise Section and the Lower Mid-Rise Section of the Building. The location of such vertical shaft shall be agreed upon by Landlord and Tenant as provided in the Schedule. The area of any floor space (whether within or outside of the Premises) within the Building which is rendered unusable by reason of the installation of such vertical shaft shall be included in the RSF of the Premises. All costs and expenses associated with the design and installation of such vertical shaft, including without limitation (i) changes or modifications to plans for the Building previously prepared for Landlord, or (ii) increases in the cost of constructing the Building occasioned by the installation of the vertical shaft but not included in the direct cost of the installation of the vertical shaft, shall be deducted from the Allowance granted Tenant pursuant to Section 2B hereof or paid by Tenant as provided in Section 2E hereof."

     15.  The following paragraph is hereby inserted in the Lease as Section 41:

     "41. TENANT CONCESSION ACCOUNT. Upon the opening of the construction loan for the Building, Landlord shall establish a non-interest bearing account with The Northern Trust Company, or such other bank as may be designated by Tenant, and shall deposit the sum of Three Million Dollars ($3,000,000) therein. The funds held in such account shall be used to pay any and all expenses and obligations of Tenant (including without limitation rent payments) under that certain Lease dated November 27, 1987 by and between Harris Trust and Savings Bank Trust No. 40649, as Landlord, and Tenant, as tenant. Landlord shall cause any such expenses to be promptly paid from such account upon the submission to Landlord by Tenant of a statement, invoice or other written request of Tenant that such payment be made; provided, however, that nothing in this Paragraph 41 shall be deemed or construed as the assumption by Landlord of the obligations of Tenant as tenant under the Lease described in this Section 41."

     16.  The following paragraph is hereby inserted in the Lease as Section 42:

     "42.  CONSTRUCTION SUPERVISION SERVICES.

     A. Landlord and Tenant acknowledge that prior to and during the construction of the Premises, Landlord will provide Tenant with certain construction supervision services including review and approval of the Plans and supervision of the construction of the Premises and the installation of the tenant improvements for the Premises; in the event that, after completion of the Premises, Tenant determines to make alterations or additions to the Premises as provided in
     Section 8B hereof, Landlord shall also provide construction supervision services in connection with such alterations or additions.

     B. Prior to the issuance of the building permit for the construction of the Premises, such construction supervision services shall be performed by Landlord and its employees and representatives at no cost to Tenant. After the issuance of the building permit for the Premises, Landlord shall charge Tenant a reasonable fee for such construction supervision services; provided, however, that the total fees payable to Landlord by Tenant for such construction supervision services shall not exceed one and one-half percent (1 1/2%) of the cost of construction of the Premises and the installation of the tenant improvements therein. In the event that an affiliate of Landlord shall act as the general contractor for the construction of the Premises, the fee for construction supervision services payable pursuant to this Section 42B shall be in addition to, and not in lieu of, the fee payable to such general contractor.

     C. In the event that, after the completion of the Premises, Tenant determines to make alterations or additions to the Premises as provided in
     Section 8B, Landlord shall charge Tenant a reasonable fee for construction supervision services associated with such alterations or additions; provided, however, that the total fees payable to Landlord by Tenant for such construction supervision services shall not exceed fifteen percent (15%) of the cost of construction of such alterations or additions. In the event that an affiliate of Landlord shall act as the general contractor for such alterations or additions, the fee for construction supervision services payable pursuant to this Section 42C shall be in addition to, and not in lieu of, the fee payable to such general contractor. In addition, if at any time Tenant requests additional or special services such as cleaning, after hours air conditioning, or the like, Landlord's fee for furnishing these services shall not exceed 15% of the cost of furnishing such services."

     17. The following paragraph is hereby inserted in the Lease as Paragraph
43:

     "43. RIGHT OF FIRST OFFER UPON SALE OF THE BUILDING.

     A.  Unsolicited Offer from Third Party.

          (i) In the event Landlord shall receive (other than pursuant to Subparagraph 43C) an offer from a third party to purchase the Building and Land (hereinafter in this Paragraph 43 jointly referred to as "Real Estate") which

     Landlord desires to accept ("Third Party Offer"), Landlord shall by written notice to Tenant (accompanied by a true, correct and complete copy of the Third Party Offer) offer the same Real Estate for sale to Tenant ("Tenant Offer") for the same price, on the same terms and subject to the same conditions as is set forth in the third Party Offer.

          (ii) Tenant shall have a period of fifteen (15) days after delivery of the Tenant Offer in which to deliver to Landlord a written notice of Tenant's election to purchase the Real Estate for the purchase price, on the terms and subject to the conditions set forth in the Tenant Offer; provided, however, if within said 15-day period, Tenant delivers to Landlord written approval by Tenant's management committee, subject to appraisal and board approval, that Tenant will elect to purchase the Real Estate for the purchase price and on the terms and conditions set forth in the Tenant Offer, such 15-day period shall be extended by an additional period of fifteen (15) days. During said 15-day or 30-day period, as the case may be, Landlord shall not accept the Third Party Offer unless its acceptance shall be expressly subject to the rights of Tenant under this Paragraph 43A. If Tenant elects to accept the Tenant Offer, it shall submit to Landlord within said 15-day or 30-day period, as the case may be, a purchase and sale agreement executed by Tenant pursuant to which Tenant shall agree to purchase the Real Estate for the price, upon the terms and subject to the conditions provided in the Tenant Offer, which purchase and sale agreement shall be accompanied by an earnest money deposit if and to the extent so provided in the Third Party Offer, whereupon Landlord shall promptly execute and return to Tenant a counterpart of said purchase and sale agreement.

          (iii) If Tenant fails to deliver such notice of acceptance, executed purchase agreement and earnest money within said 15-day or 30-day period, as the case may be, then, in such event, Tenant's rights under Subparagraphs 43A and 43B shall terminate and be of no further force and effect, and Landlord may sell the Real Estate in accordance with the Third Party Offer and consummate a sale in accordance with the Third Party Offer free of any rights of Tenant under this Paragraph 43; provided, however, if Landlord fails to consummate a sale of the Real Estate before the later of
     (a) the date set for closing in the Tenant Offer, or (b) six months after the expiration and termination of Tenant's rights under this Subparagraph 43A, then, unless Landlord shall have complied with the procedure set forth in Paragraph 43B, in which event each of Landlord and Tenant shall have only the rights set forth in said Paragraph 43B, Tenant's rights under this Subparagraph 43A shall be reinvested.

     B. Offering of the Real Estate for Sale.

          (i) In the event that, at any time during the term of this Lease, Landlord intends to sell the Real Estate, Landlord shall deliver written notice of its intention ("Notice of Intent") to Tenant in advance of any such offering. Tenant shall have a period of thirty (30) days following delivery of the Notice of Intent to Tenant within which to advise Landlord by written notice ("Notice of Interest") that Tenant is interesting in negotiating with Landlord for the purchase the Real Estate, and up to 60 days following delivery of the Notice of Intent within which to execute a real estate purchase contract for the Real Estate with Purchaser, and during said 60-day period: (a) Landlord shall refrain from actively marketing the Real Estate for sale to a third party; (b) Landlord shall furnish to Tenant such information as Tenant may reasonably request relative to the Real Estate, including the status of title and a then current operating statement and rent roll, copies of all tenant leases and a preliminary title report for the Real Estate; and (c) Landlord and Tenant shall attempt in good faith to agree upon terms and conditions upon which Landlord shall sell and Tenant shall purchase the Real Estate, and to memorialize such agreement in a real estate sale contract for the Real Estate.

          (ii) If (a) Tenant fails to deliver the Notice of Interest within thirty (30) days following delivery of the Notice of Intent, or (b) Landlord and Tenant are unable to agree for any reason upon the terms upon which Landlord shall sell and Tenant shall purchase the Real Estate within sixty (60) days following delivery of the Notice of Intent, or (c) Landlord and Tenant are unable to agree for any reason upon the terms of a real estate sale contract for the Real Estate within sixty (60) days following delivery of the Notice of Intent, or (d) Tenant fails to execute and deliver the negotiated real estate sale contract for the Real Estate, together with the earnest money required thereunder, within sixty (60) days following delivery of the Notice of Intent, Landlord may within one hundred eighty (180) days thereafter offer the Real Estate for sale in accordance with subparagraph (iii) below. If Landlord fails to offer the Real Estate for sale in accordance with subparagraph 3 below within such 180-day period then, subject to Paragraph 43A, Tenant's rights under this Paragraph 43B shall be reinstated.

     (iii) Prior to offering to sell the Real Estate to a third party, Landlord shall advise Tenant of the price and the other terms and conditions upon which Landlord intends to offer the Real Estate for sale ("Offered Terms") by delivery to Tenant of a real estate sale contract for the Real Estate setting forth Offered Terms, whereupon Tenant may elect, within three (3) days after receipt of such notice from Landlord, to purchase the Building upon the Offered Terms by executing and delivering to Landlord such real estate sale contract containing the Offered Terms, together with the earnest money required thereunder. If Tenant shall fail to timely elect to purchase the Building on the Offered Terms aforesaid, Tenant's rights under Subparagraph 43A and Subparagraph 43B shall terminate and be of no further force and effect and Landlord may offer the Real Estate for sale and contract for and consummate a sale of the Real Estate (whether upon the Offered Terms or otherwise) free of any rights of Tenant under this Paragraph 43; provided, however, if Landlord fails to consummate a sale of the Real Estate within twenty-four (24) months after the expiration and termination of Tenant's rights under this Subparagraph 43B, then, subject to Subparagraph 43A, Tenant's rights under this Subparagraph 43B shall be reinstated.

     C. The restrictions set forth in this Paragraph 43 shall not apply to a proposed sale of the Real Estate to American International Group, or any other joint venture partner in the ownership of the Building, or mortgage of the Real Estate having a participating mortgage or similar right to share in profits derived from the sale or refinancing of the Real Estate (each such party being hereinafter referred to as a "Participant"), or any entity controlled by, controlling or under common control with any Participant, or to any sale or transfer between any of any Participant, Lee Miglin and J. Paul Beitler or any affiliates thereof."

     18. The following paragraph is hereby inserted in the Lease as Section 44:

     "44. LEASING COMMISSIONS. Landlord and Tenant acknowledge that Scribcor, Inc. ("Scribcor") has acted as an intermediary in connection with this Lease and the lease of space in the Building from Landlord to Tenant hereunder. Any and all leasing commissions payable to Scribcor on account of the lease of the Original Premises from Landlord to Tenant shall be paid by Landlord. The leasing commissions payable to Scribcor in connection with the lease by Tenant of the Additional Premises total $581,700, as set forth in a letter dated April 21, 1987, a copy of which is attached hereto as
     Exhibit 1; Tenant hereby assumes any and all liability for the leasing commissions payable to Scribcor on account of Tenant's lease of the Additional Premises, and agrees to indemnify Landlord and hold Landlord harmless from and against any and all liability which may be asserted or recovered against landlord by Scribcor for leasing commissions arising out of Tenant's lease of the Additional Premises, including reasonable attorneys fees."

          19. Neither Tenant, nor Landlord and its beneficiaries shall issue any press release or make any other public disclosure or announcement of the transactions which are the subject of this Amendment without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that the foregoing shall not be construed to limit or impair the rights of Landlord or its beneficiary to disclose the transactions which are the subject of this Amendment to prospective lenders, attorneys, accountants and other parties consulted or retained by Landlord in connection with the development of the Building.

          20. As amended herein, the Lease shall remain in full force and effect and, except as expressly amended herein, shall be unaffected hereby. In the event of any conflict between the provisions of this Amendment and the provisions of the Lease, the provisions of this Amendment shall control.

          21. This Second Amendment to Agreement of Lease is executed by American National Bank and Trust Company, not personally, but in the exercise of the power and authority conferred upon and vested in it as Trustee. It is expressly understood and agreed that nothing herein shall be construed as creating any liability whatsoever against Trustee personally; and in particular, without limiting the generality of the foregoing, there shall be no personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, herein contained, or to keep, preserve, or sequester any property and all personal liability of every sort, if any, is hereby expressly waived by said Tenant, and by every person now or hereafter claiming any right or security hereunder; and that, so far as the Trustee is concerned, the owner of any indebtedness or liability accruing hereunder shall look solely to the assets of said property and the proceeds thereof for the payment thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

LANDLORD:                                   AMERICAN NATIONAL BANK AND TRUST
                                            COMPANY OF CHICAGO, not individ-
                                            ually, but solely as Trustee under
                                            Trust Agreement dated August 21,
                                            1985 and known as Trust No. 65287

                                            By: /s/ J. MICHAEL WHELAN
                                                ------------------------------
                                                Title:     Vice President

                                            Attest: /s/
                                                    --------------------------
                                                       Assistant Secretary

TENANT:                                     THE NORTHERN TRUST COMPANY

                                            By:       /s/ STEPHEN KARDEL
                                                ------------------------------
                                                Title:  Vice President

                             CONSENT TO AMENDMENT

     The undersigned, Madison Plaza II Partnership, the sole beneficiary of Landlord and a joint obligor with Landlord with respect to certain covenants imposed upon Landlord pursuant to the Lease, and Mellon Bank, N.A., the collateral assignee of the Lease, hereby consent to the foregoing Amendment.

                                            MADISON PLAZA II PARTNERSHIP,
                                            an Illinois general partnership

                                            By:       /s/ LEE A. MIGLIN
                                                ------------------------------
                                                Lee A. Miglin, general partner

                                            By:      /s/ J. PAUL BEITLER
                                                ------------------------------
                                                J. Paul Beitler, general partner

                                            MELLON BANK, N.A.

                                            By:      /s/ MARTHA LIA FROST
                                                -------------------------------
                                                Title: Assistant Vice President

                                   EXHIBIT 1

                                                        Madison Plaza
                                                        200 West Madison Street
                                                        Chicago, Illinois 60606

                                                        312-726-1700


                     REGISTRATION AND COMMISSION AGREEMENT


April 21, 1987


Mr. Richard Ross, Jr.
Vice President
Scribcor, Inc.
120 W. Madison St.
Suite 1200
Chicago, IL 60602


Dear Dick:

The following is our Registration and Commission Agreement with regard to the Madison Plaza Three Building, Chicago, Illinois.

If your prospective tenant, The Northern Trust Co., registered by Scribcor, Inc. consummates a lease for space in the Madison Plaza Three Building, through your efforts, Madison Plaza Corporation will pay or cause the owner to pay a brokerage commission at a rate of seven percent (7%) of the first year's rent and two percent (2%) of the aggregate rent for the remainder of the lease term. For purposes of this Agreement, the first year's rent shall be deemed to be the average annual base rent payable over the entire term of the lease after deductions of rent abatement if any, and any further concessions granted to the tenant, and without regard to rental adjustment or rental escalation payments for increases in operating expenses or real estate taxes.

One half of the commission shall be payable within 30 days from execution of the lease document and start of building construction and the remainder payable 30 days after occupancy by the tenant.

This Agreement will be null and void and of no further force or effect in the event any of the following does not occur:

     1. The prospect is brought to the property or sales office for a personal inspection by the registrant in the presence of the building leasing agent.

     2. That active and meaningful negotiations take place culminating in the consummation of the lease.

April 21, 1987
Page Two

     3.  That the registrant is the procurring cause for said lease.

     4. That the prospect agrees to recognize the registrant by indemnifying Madison Plaza Corporation and the owner against any future commission, claims or litigation as a result of the lease transaction.

     5. Notwithstanding the above, if another licensed broker or duly authorized individual is properly designated by the prospect to represent them, and said party claims or is entitled to a commission, Madison Plaza Corporation will recognize only that licensed broker or duly authorized individual having a letter or authorization signed by the prospect.

If for any reason that tenant fails to occupy the premises, you agree to return all commission monies paid at the time of lease execution.

No commission will be paid on options for additional space, unless said space is taken prior to initial occupancy by the tenant, nor will commissions be paid on lease renewals.

No commission will be paid on charges factored into the rent, i.e. electricity, periods of free rent, or any above building standard allowances or concessions amortized over the term of the lease to accommodate the tenant.

Commissions will only be paid for the initial term of the lease, and in no event for a period longer than fifteen (15) years. In the event the tenant has an option to terminate the lease, commissions will only be paid to the termination date.

The commission which will become due and payable under this agreement covers space to be leased by Northern Trust in addition to the space provided for in the lease agreement dated August 21, 1985.

Your further act in submitting your prospect will acknowledge your acceptance of our commission policy.

Sincerely

MIGLIN-BEITLER DEVELOPMENTS

/s/ J. PAUL BEITLER

J. Paul Beitler
President

JPB:pam

cc:  Lee Miglin